Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SHELL MIDSTREAM PARTNERS, L.P.

This Amended and Restated Certificate of Limited Partnership of Shell Midstream Partners, L.P. (the “Partnership”), originally formed under the name Gutenberg 1972 Partners, L.P. on March 19, 2014, has been duly executed dated June 12, 2014, and is filed pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to amend and restate the Partnership under the Act.

Article One

The name of the limited partnership is “Shell Midstream Partners, L.P.”

Article Two

The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

Article Three

The name and mailing address of the general partner are as follows:

Name	Mailing Address
Shell Midstream Partners GP LLC	c/o Shell Oil Company
910 Louisiana Street
Houston, TX 77002
Attn: Corporate Secretary’s Office

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Shell Midstream Partners, L.P. as of the date first written above.

SHELL MIDSTREAM PARTNERS, L.P.

By:	SHELL MIDSTREAM PARTNERS GP LLC,
its General Partner

/s/ Susan M. Ward
By: Susan M. Ward
Title: Vice President and Chief Financial Officer